SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2005

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	1-10307	74-0704500
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

ONE IMPERIAL SQUARE
P. O. BOX 9
SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On February 3, 2005 Imperial Sugar announced that, effective March 1, 2005, Darrell D. Swank, senior vice president and chief financial officer, will resign from the Company for personal reasons including the difficulties encountered by his weekly commute to his home in the Midwest. As part of Mr. Swank’s departure from the Company it was agreed he will receive the equivalent of one-year’s base salary payable fifty percent on March 1, 2005 and the remaining fifty percent payable pro rata each month commencing September 2005 and ending February 2006. The second half of Mr. Swank’s payment is subject to mitigation and reduction for an amount equal to any income received from any other employment source. As consideration for the payment, Mr. Swank will execute a release of liability for claims arising out of his employment with the Company as well as a twelve month non-compete agreement and non-solicitation agreement restricting Mr. Swank from directly or indirectly soliciting Company employees to terminate their employment with the Company. This agreement has not yet been embodied in a written document.

Item 5.02(b and c) – Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Darrell D. Swank, senior vice president and chief financial officer, resigned effective March 1, 2005 and H.P. Mechler was appointed vice president and chief financial officer, effective March 1, 2005. Mr. Mechler, age 51, joined the Company in 1988, served as vice president - accounting from April 1997 to February 2003 and became vice president - accounting and finance in February 2003. He holds a BBA from the University of Houston and is a certified public accountant. Terms of Mr. Mechler’s employment arrangement as Chief Financial Officer have not yet been completed and will be filed as an amendment to the Form 8-K when finalized.

The Company issued a press release dated February 3, 2005 announcing the resignation and appointment which is attached hereto as Exhibit 99.1 and incorporated in this Item 5.02 by reference.

Item 9.01 – Financial Statements & Exhibits

(c)	Exhibits

99.1	Press release of Imperial Sugar Company dated February 3, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: February 8, 2005	By:	/s/ H. P. Mechler
H. P. Mechler
Vice President, Accounting and Finance